Pricing Supplement dated April 29, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283969
(To Product Supplement MLN-WF-2 dated March 27, 2026
and Prospectus dated February 26, 2025)

The Toronto-Dominion Bank Senior Debt Securities, Series H Equity Linked Notes

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

■    Linked to the lowest performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. (each referred to as an “Underlying Stock”)
■    Unlike ordinary debt securities, the notes do not provide for fixed payments of interest and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the notes pay a contingent coupon payment and whether the notes are automatically called prior to stated maturity will depend, in each case, on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day. The lowest performing Underlying Stock on any calculation day is the Underlying Stock that has the lowest stock closing price on that calculation day as a percentage of its starting price
■    Contingent Coupon. The notes will pay a contingent coupon payment on a monthly basis until the earlier of stated maturity or automatic call if, and only if, the stock closing price of the lowest performing Underlying Stock on the calculation day for that month is greater than or equal to its coupon threshold price. However, if the stock closing price of the lowest performing Underlying Stock on a calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment for the relevant month. If the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on every calculation day, you will not receive any contingent coupon payments throughout the entire term of the notes. The coupon threshold price for each Underlying Stock is equal to 70% of its starting price. The contingent coupon rate is 10.15% per annum
■    Automatic Call. If the stock closing price of the lowest performing Underlying Stock on any of the monthly calculation days from April 2027 to March 2031, inclusive, is greater than or equal to its starting price, the notes will be automatically called for the principal amount plus a final contingent coupon payment
■    Repayment of the principal amount at maturity regardless of the performance of the lowest performing Underlying Stock (subject to the credit risk of The Toronto-Dominion Bank (the “Bank”)
■    If the notes are not automatically called prior to stated maturity, you will not participate in any appreciation of any Underlying Stock and will not receive any dividends on any Underlying Stock
■    Your return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day. You will not benefit in any way from the performance of a better performing Underlying Stock. Therefore, you will be adversely affected if any Underlying Stock performs poorly, even if another Underlying Stock performs favorably
■    All payments on the notes are subject to the credit risk of the Bank
■    No exchange listing; designed to be held to maturity

The estimated value of the notes at the time the terms of your notes were set on the pricing date was $932.70 per note, as discussed further under “Selected Risk Considerations— Risks Relating To The Estimated Value Of The Notes And Any Secondary Market” beginning on page P-10 and “Estimated Value of the Notes” herein. The estimated value is less than the original offering price of the notes.
The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page P-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and on page 1 of the accompanying prospectus.
The notes are senior unsecured debt obligations of the Bank, and, accordingly, all payments are subject to credit risk. The notes are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement and prospectus. Any representation to the contrary is a criminal offense.
	Original Offering Price	Agent Discount(1)	Proceeds to The Toronto-Dominion Bank
Per Note	$1,000.00	$33.25	$966.75
Total	$1,776,000.00	$59,052.00	$1,716,948.00
(1)
The Agents will receive a commission of $33.25 (3.325%) per note and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the notes. The Agents may resell the notes to other securities dealers at the original offering price less a concession of $20.00 (2.00%) per note. Such securities dealers may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”). The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 (0.075%) per note of the agent discount to WFA as a distribution expense fee for each note sold by WFA. The Bank will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the notes, and the Bank will pay TDS a fee in connection with its role in the offer and sale of the notes. In respect of certain notes sold in this offering, we will pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. See “Terms of the Notes—Agents” herein and “Supplemental Plan of Distribution (Conflicts of Interest) –Selling Restrictions” in the accompanying product supplement.

TD Securities (USA) LLC	Wells Fargo Securities

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Terms of the Notes

Issuer:	The Toronto-Dominion Bank (the “Bank”).
Market Measures:
The common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”). We refer to the issuer of each Underlying Stock as an “Underlying Stock Issuer” and collectively as the “Underlying Stock Issuers.”

Pricing Date:	April 29, 2026.
Issue Date:	May 4, 2026.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Contingent Coupon Payment:
On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per note as follows: ($1,000 × contingent coupon rate)/12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.
If the stock closing price of the lowest performing Underlying Stock on any calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on all calculation days, you will not receive any contingent coupon payments over the term of the notes.

Contingent Coupon Payment Dates:
Monthly, on the third business day following each calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.

Contingent Coupon Rate:	The “contingent coupon rate” is 10.15% per annum.
Automatic Call:
If the stock closing price of the lowest performing Underlying Stock on any of the calculation days from April 2027 to March 2031, inclusive, is greater than or equal to its starting price, the notes will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per note in U.S. dollars equal to the principal amount plus a final contingent coupon payment. The notes will not be subject to automatic call until the twelfth calculation day, which is approximately twelve months after the issue date.
If the notes are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the notes after such call settlement date. You will not receive any notice from us if the notes are automatically called.

Calculation Days:
Monthly, on the 28th day of each calendar month, commencing in May 2026 and ending April 2031, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.” We refer to the calculation day scheduled to occur in April 2031 (April 28, 2031) as the “final calculation day.”

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Call Settlement Date:	Three business days after the applicable calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date:	May 1, 2031, subject to postponement. The notes are not subject to repayment at the option of any holder of the notes prior to the stated maturity date.
Maturity Payment Amount:
If the notes are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per note in U.S. dollars equal to the maturity payment amount (in addition to the final contingent coupon payment, if any). The “maturity payment amount” per note will equal:
$1,000
Any return on the notes will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying Stock. All payments on the notes are subject to the credit risk of the Bank.

Lowest Performing Underlying Stock:	For any calculation day, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest performance factor on that calculation day.
Performance Factor:	With respect to an Underlying Stock on any calculation day, its stock closing price on such calculation day divided by its starting price (expressed as a percentage).
Stock Closing Price:
With respect to each Underlying Stock, stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Starting Price:
With respect to the common stock of Dell Technologies Inc.: $205.66, its stock closing price on the pricing date.
With respect to the common stock of Micron Technology, Inc.: $518.46, its stock closing price on the pricing date.
With respect to the common stock of NVIDIA Corporation: $209.25, its stock closing price on the pricing date.

With respect to the common stock of Palantir Technologies Inc.: $137.97, its stock closing price on the pricing date.

Ending Price:	The “ending price” of an Underlying Stock will be its stock closing price on the final calculation day.
Coupon Threshold Price:
With respect to the common stock of Dell Technologies Inc.: $143.962, which is equal to 70% of its starting price.
With respect to the common stock of Micron Technology, Inc.: $362.922, which is equal to 70% of its starting price.
With respect to the common stock of NVIDIA Corporation: $146.475, which is equal to 70% of its starting price.
With respect to the common stock of Palantir Technologies Inc.: $96.579, which is equal to 70% of its starting price.

Market Disruption Events and Postponement Provisions:
Each calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	The Bank

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

U.S. Tax Treatment:
By purchasing the notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the notes, for U.S. federal income tax purposes, as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as “variable rate debt instruments” or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.

Canadian Tax Treatment:
Please see the discussion herein under “Canadian Taxation”. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time.

Agents:
TD Securities (USA) LLC and Wells Fargo Securities, LLC
The Agents will receive a commission of $33.25 (3.325%) per note and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the notes. The Agents may resell the notes to other securities dealers at the original offering price less a concession of $20.00 (2.00%) per note. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 (0.075%) per note of the agent discount to WFA as a distribution expense fee for each note sold by WFA.
In addition, in respect of certain notes sold in this offering, we will pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. We or one of our affiliates will also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the notes.
The price at which you purchase the notes includes costs that the Bank, the Agents or their respective affiliates expect to incur and profits that the Bank, the Agents or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the pricing date. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Listing:	The notes will not be listed 0r displayed on any securities exchange or electronic communications network
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	89115LSU3 / US89115LSU34

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Additional Information about the Issuer and the Notes
You should read this pricing supplement together with product supplement MLN-WF-2 dated March 27, 2026and the prospectus dated February 26, 2025 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement or prospectus. In the event of any conflict, the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying product supplement and prospectus in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
You may access the product supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement MLN-WF-2 dated March 27, 2026:
http://www.sec.gov/Archives/edgar/data/947263/000114036126011819/ef20068624_424b3.htm
•	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Estimated Value of the Notes
The final terms for the notes were determined on the pricing date, as indicated under “Terms of the Notes” herein, based on prevailing market conditions on the pricing date, and are set forth in this pricing supplement.
The economic terms of the notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, estimated costs which we may incur in connection with the notes and an estimate of the difference between the amounts we pay to an affiliate of Wells Fargo Securities and the amounts that an affiliate of Wells Fargo Securities pays to us in connection with hedging your notes as described further under “Terms of the Notes—Agents” herein and “Risk Factors—Risks Relating To Hedging Activities And Conflicts Of Interest” in the accompanying product supplement. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the notes.
On the cover page of this pricing supplement, we have provided the estimated value for the notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes and our internal funding rate. For more information about the estimated value, see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the notes. For more information see the discussion under “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Estimated Value Of Your Notes Is Based On Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the Agents may initially buy or sell the notes in the secondary market, if any, may exceed our estimated value on the pricing date for a temporary period expected to be approximately five months after the issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes which we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the issue date of the notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” in this pricing supplement.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Investor Considerations
The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:
■
seek an investment with contingent coupon payments at a rate of 10.15% per annum until the earlier of stated maturity or automatic call, if, and only if, the stock closing price of the lowest performing Underlying Stock on the applicable calculation day is greater than or equal to 70% of its starting price;

■	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the notes;
■	understand that the notes may be automatically called prior to stated maturity and that the term of the notes may be as short as approximately twelve months;
■
understand that the return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day and that they will not benefit in any way from the performance of a better performing Underlying Stock;

■	understand that the notes are riskier than alternative investments linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock;
■	understand and are willing to accept the downside risks of each Underlying Stock;
■	are willing to forgo participation in any appreciation of any Underlying Stock and dividends on any Underlying Stock; and
■	are willing to hold the notes until maturity.
The notes may not be an appropriate investment for investors who:
■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;
■	seek a note with a fixed term;
■	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price;
■	seek certainty of current income over the term of the notes;
■	seek exposure to the upside performance of any or each Underlying Stock;
■
seek exposure to a basket composed of each Underlying Stock or a similar investment in which the overall return is based on a blend of the performances of the Underlying Stocks, rather than solely on the lowest performing Underlying Stock;

■	are unwilling to accept the risk of exposure to the Underlying Stocks;
■	are unwilling to accept the credit risk of the Bank; or
■	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Underlying Stocks, please see the section titled “The Market Measures” below.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Determining Payment On A Contingent Coupon Payment Date and at Maturity
If the notes have not been previously automatically called, on each contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the stock closing price of the lowest performing Underlying Stock on the related calculation day.
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day. The lowest performing Underlying Stock on any calculation day is the Underlying Stock with the lowest performance factor on that calculation day. The performance factor of an Underlying Stock on a calculation day is its stock closing price on that calculation day as a percentage of its starting price (i.e., its stock closing price on that calculation day divided by its starting price).
Step 2: Determine whether a contingent coupon payment is paid on the applicable contingent coupon payment date based on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day, as follows:
If the notes have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to the final contingent coupon payment, if any) a cash payment per note (the maturity payment amount) equal to:
$1,000.
Any return on the notes will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying Stock. All payments on the notes are subject to the credit risk of the Bank.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Selected Risk Considerations
The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.
Risks Relating To The Notes Generally
Any Return On The Notes Will Be Limited To The Sum Of The Contingent Coupon Payments, If Any.
Assuming your notes are not automatically called, the maturity payment amount will be limited to the principal amount and you will not participate in any increase in the price of any Underlying Stock over the term of the notes. Your maximum possible return on the notes will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of any or each Underlying Stock. In addition, your yield on the notes, taking into account any contingent coupon payments you may have received during the term of the notes, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of the Bank or another issuer with a similar credit rating.
The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.
On each contingent coupon payment date you will receive a contingent coupon payment if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. The coupon threshold price for each Underlying Stock is 70% of its starting price. If the stock closing price of the lowest performing Underlying Stock on any calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on each calculation day over the term of the notes, you will not receive any contingent coupon payments over the entire term of the notes.
The Notes Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.
You are subject to the full risks of each Underlying Stock. If any Underlying Stock performs poorly, you will be negatively affected, even if another Underlying Stock performs favorably. The notes are not linked to a basket composed of the Underlying Stocks, where the better performance of an Underlying Stock could offset the poor performance of another. Instead, you are subject to the full risks of whichever Underlying Stock is the lowest performing Underlying Stock on each calculation day. As a result, the notes are riskier than an alternative investment linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock. You should not invest in the notes unless you understand and are willing to accept the downside risks of each Underlying Stock.
Your Return On The Notes Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.
Your return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day. Although it is necessary for each Underlying Stock to close above its respective coupon threshold price on the relevant calculation day in order for you to receive a contingent coupon payment, you will not benefit in any way from the performance of a better performing Underlying Stock. The notes may underperform an alternative investment linked to a basket composed of the Underlying Stocks, since in such case the performance of the better performing Underlying Stock(s) would be blended with the performance of the lowest performing Underlying Stock, resulting in a better return than the return of the lowest performing Underlying Stock alone.
You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
It is preferable from your perspective for the Underlying Stocks to be correlated with each other so that their prices will tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Underlying Stocks will not exhibit this relationship. The less correlated the Underlying Stocks, the more likely it is that any one of the Underlying Stocks will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Underlying Stocks to perform poorly; the performance of a better performing Underlying Stock is not relevant to your return on the notes. It is impossible to predict what the relationship among the Underlying Stocks will be over the term of the notes. To the extent the Underlying Stocks operate in different industries or sectors of the market, such industries and sectors may not perform similarly over the term of the notes.
You May Be Fully Exposed To The Decline In The Lowest Performing Underlying Stock On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock.
You will not participate in any increase in the price of any Underlying Stock over the term of the notes. Your maximum possible return on the notes will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of any or each Underlying Stock.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Higher Contingent Coupon Rates Are Associated With Greater Risk.
The notes offer contingent coupon payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential contingent coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may lose a substantial portion, and possibly all, of the principal amount at maturity. The volatility of the Underlying Stocks and the correlation among the Underlying Stocks are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the price of an Underlying Stock, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the prices of the Underlying Stocks tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underlying Stocks or lower expected correlation among the Underlying Stocks as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of at least one Underlying Stock will be less than its coupon threshold price on one or more calculation days, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes. In general, the higher the contingent coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, contingent coupon payments during the term of the notes and that you will lose a substantial portion, and possibly all, of the principal amount at maturity.
You Will Be Subject To Reinvestment Risk.
If your notes are automatically called, the term of the notes may be reduced to as short as approximately twelve months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity.
Each Calculation Day (Including The Final Calculation Day) And The Related Call Settlement Date (Including The Stated Maturity Date) Is Subject To Market Disruption Events And Postponements.
Each calculation day (including the final calculation day), and therefore the potential call settlement date and/or contingent coupon payment date (including the maturity date), is subject to postponement in the case of a market disruption event or a non-trading day as described herein and in the accompanying product supplement.
Risks Relating To An Investment In The Bank’s Debt Securities, Including The Notes
Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.
Although the return on the notes will be based on the performance of the lowest performing Underlying Stock on the related  calculation day, the payment of any amount due on the notes is subject to the Bank’s credit risk. The notes are the Bank’s senior unsecured debt obligations. Investors are dependent on the Bank’s ability to pay all amounts due on the notes on each contingent coupon payment date, as well as the call settlement date or stated maturity date, as applicable, and, therefore, investors are subject to the credit risk of the Bank and to changes in the market’s view of the Bank’s creditworthiness. Any decrease in the Bank’s credit ratings or increase in the credit spreads charged by the market for taking the Bank’s credit risk is likely to adversely affect the market value of the notes. If the Bank becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the notes.
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
The Estimated Value Of Your Notes Is Less Than The Original Offering Price Of Your Notes.
The estimated value of your notes is less than the original offering price of your notes. The difference between the original offering price of your notes and the estimated value of the notes reflects costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value Of Your Notes Is Based On Our Internal Funding Rate.
The estimated value of your notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the notes is expected to increase the estimated value of the notes at any time.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
The estimated value of your notes is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of the notes in the secondary market. As a result, the secondary market price of your notes may be materially less than the estimated value of the notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Notes And May Be Less Than The Estimated Value Of Your Notes.
The estimated value of the notes is not a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time, if any, may be based on pricing models that differ from our pricing models and will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market and do not take into account our various costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes, secondary market prices of your notes will likely be less than the original offering price of your notes. As a result, the price at which the Agents, other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be less than the price you paid for your notes, and any sale prior to the stated maturity date could result in a substantial loss to you.
The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market May Not Be Indicative Of Future Prices Of Your Notes.
Assuming that all relevant factors remain constant after the pricing date, the price at which the Agents may initially buy or sell the notes in the secondary market (if the Agents make a market in the notes, which they are not obligated to do) may exceed the estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the pricing date of the notes, as discussed further under “Estimated Value of the Notes”. The price at which the Agents may initially buy or sell the notes in the secondary market may not be indicative of future prices of your notes.
The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be less than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, because an affiliate of Wells Fargo Securities is to conduct hedging activities for us in connection with the notes, that affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
There May Not Be An Active Trading Market For The Notes — Sales In The Secondary Market May Result In Significant Losses.
There may be little or no secondary market for the notes. The notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agents and their respective affiliates may make a market for the notes; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.
If you sell your notes before the stated maturity date, you may have to do so at a substantial discount from the principal amount irrespective of the price of the Underlying Stocks, and as a result, you may suffer substantial losses.
If The Price Of Any Underlying Stocks Change, The Market Value Of Your Notes May Not Change In The Same Manner.
Your notes may trade quite differently from the performance of any of the Underlying Stocks. Changes in the price of any Underlying Stocks generally or the lowest performing Underlying Stock specifically may not result in a comparable change in the market value of your notes. Even if the price of each Underlying Stock increases above its starting price during the term of the notes, the market value of your notes may not increase by the same amount and could decline.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Risks Relating To The Underlying Stocks
Any Payments On The Notes And Whether The Notes Are Automatically Called Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Notes Is Not The Same As Investing In The Underlying Stocks. Investing in the notes is not equivalent to investing in any of the Underlying Stocks. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the Underlying Stocks for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on any Underlying Stock. As a holder of the notes, you will not have any voting rights or any other rights that holders of the Underlying Stocks would have.

•	Historical Prices Of The Underlying Stocks Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stocks During The Term Of The Notes.
•	The Notes May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-Dilution Protection.
The Notes Are Subject To Sector Concentration Risk.
The notes are subject to sector concentration risk because each Underlying Stock Issuer operates in the same sector, as described below under “Information Regarding the Market Measures”. The performance of these companies is subject to a number of complex and unpredictable factors such as government regulation, supply and demand for the products and services produced or offered by such companies and industry competition. Any negative developments may have a negative effect on the Underlying Stock Issuers and, in turn, may have a material adverse effect on the value of, and return on, the notes. By investing in the notes, you will not benefit from the diversification which could result from an investment linked to the performance of companies that operate in multiple sectors.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Notes.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
TD Intends to Treat the Notes as Subject to Special Rules Governing CPDI for U.S. Federal Income Tax Purposes.
Because TD intends to treat the notes as CPDI for U.S. federal income tax purposes, if you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, subject to any positive or negative adjustments based on the actual payments on the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the maturity date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the notes will be taxed as ordinary interest income. If you purchased the notes in the secondary market, the tax consequences to you may be different.
Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
The Tax Consequences Of An Investment In The Notes Are Unclear.
Significant aspects of the U.S. federal income tax treatment of the notes are uncertain. You should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisors as to the tax consequences of your investment in the notes.
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see the discussion herein under “Canadian Taxation” and the further discussion above under “Terms of the Notes”. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation”) for Canadian federal income tax purposes or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Hypothetical Contingent Coupon Payments
Set forth below are examples that illustrate how to determine whether a contingent coupon payment will be paid and whether the notes will be automatically called, if applicable, on a contingent coupon payment date prior to the stated maturity date. The examples do not reflect any specific contingent coupon payment date. The following examples assume that the notes are subject to automatic call on the applicable calculation day. The notes will not be subject to automatic call until the twelfth calculation day, which is approximately twelve months after the issue date. The following examples reflect the contingent coupon rate of 10.15% per annum and assume the hypothetical starting price, coupon threshold price and stock closing prices for each Underlying Stock indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting price or coupon threshold price. The hypothetical starting price of $100.00 for each Underlying Stock has been chosen for illustrative purposes only and does not represent the actual starting price for any Underlying Stock. The actual starting price and coupon threshold price for each Underlying Stock are set forth under “Terms of the Notes” above. For historical data regarding the actual closing prices of the Underlying Stocks, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its coupon threshold price and less than its starting price. As a result, investors receive a contingent coupon payment on the applicable contingent coupon payment date and the notes are not automatically called.

	The common stock of Dell Technologies Inc.	The common stock of Micron Technology, Inc.	The common stock of NVIDIA Corporation	The common stock of Palantir Technologies Inc.
Hypothetical starting price:	$100.00	$100.00	$100.00	$100.00
Hypothetical stock closing price on relevant calculation day:	$90.00	$85.00	$95.00	$88.00
Hypothetical coupon threshold price:	$70.00	$70.00	$70.00	$70.00
Performance factor (stock closing price on calculation day divided by starting price):	90.00%	85.00%	95.00%	88.00%
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.
In this example, the common stock of Micron Technology, Inc. has the lowest performance factor on the relevant calculation day and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.
Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.
Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its coupon threshold price, but less than its starting price, you would receive a contingent coupon payment on the applicable contingent coupon payment date and the notes would not be automatically called. The contingent coupon payment would be equal to $8.46 per note, determined as follows: (i) $1,000 multiplied by 10.15% per annum divided by (ii) 12, rounded to the nearest cent.
Example 2. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is less than its coupon threshold price. As a result, investors do not receive a contingent coupon payment on the applicable contingent coupon payment date and the notes are not automatically called.
	The common stock of Dell Technologies Inc.	The common stock of Micron Technology, Inc.	The common stock of NVIDIA Corporation	The common stock of Palantir Technologies Inc.
Hypothetical starting price:	$100.00	$100.00	$100.00	$100.00
Hypothetical stock closing price on relevant calculation day:	$69.00	$115.00	$80.00	$105.00
Hypothetical coupon threshold price:	$70.00	$70.00	$70.00	$70.00
Performance factor (stock closing price on calculation day divided by starting price):	69.00%	115.00%	80.00%	105.00%
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.
In this example, the common stock of Dell Technologies Inc. has the lowest performance factor on the relevant calculation day and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.
Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is less than its coupon threshold price, you would not receive a contingent coupon payment on the applicable contingent coupon payment date. In addition, the notes would not be automatically called, even though the stock closing price of a better performing Underlying Stock on the relevant calculation day is greater than its starting price. As this example illustrates, whether you receive a contingent coupon payment and whether the notes are automatically called on a contingent coupon payment date will depend solely on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day. The performance of a better performing Underlying Stock is not relevant to your return on the notes.
Example 3. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its starting price. As a result, the notes are automatically called on the applicable contingent coupon payment date for the principal amount plus a final contingent coupon payment.

	The common stock of Dell Technologies Inc.	The common stock of Micron Technology, Inc.	The common stock of NVIDIA Corporation	The common stock of Palantir Technologies Inc.
Hypothetical starting price:	$100.00	$100.00	$100.00	$100.00
Hypothetical stock closing price on relevant calculation day:	$115.00	$120.00	$105.00	$130.00
Hypothetical coupon threshold price:	$70.00	$70.00	$70.00	$70.00
Performance factor (stock closing price on calculation day divided by starting price):	115.00%	120.00%	105.00%	130.00%
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.
In this example, the common stock of NVIDIA Corporation has the lowest performance factor on the relevant calculation day and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.
Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.
Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its starting price, the notes would be automatically called and you would receive the principal amount plus a final contingent coupon payment on the applicable contingent coupon payment date, which is also referred to as the call settlement date. On the call settlement date, you would receive $1,008.46 per note.

You will not receive any further payments after the call settlement date.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Information Regarding The Market Measures
Each Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Underlying Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The graphs below sets forth the information relating to the historical performance of the Underlying Stocks for the periods specified. We obtained the information regarding the historical performance of the Underlying Stocks in the graphs below from Bloomberg Professional® service (“Bloomberg”). We have not conducted any independent review or due diligence of any publicly available information or historical performance information from Bloomberg with respect to the Underlying Stocks. You are urged to make your own investigation into the Underlying Stocks.
The common stock of Dell Technologies Inc.
According to publicly available information, Dell Technologies Inc. (“Dell”) provides information technology products and services. Information filed by Dell with the SEC can be located by reference to its SEC file number: 001-37867, or its CIK Code: 0001571996. Dell’s common stock is listed on the New York Stock Exchange under the ticker symbol “DELL”.
Historical Information
We obtained the closing prices of the common stock of Dell in the graph below from Bloomberg, without independent verification.
The following graph sets forth daily closing prices of the common stock of Dell for the period from January 1, 2021 to April 29, 2026. The closing price on April 29, 2026 was $205.66. The historical performance of the common stock of Dell should not be taken as an indication of the future performance of the common stock of Dell, and no assurance can be given as to the closing price of the common stock of Dell on any day during the term of the notes. We cannot give you any assurance that the performance of the common stock of Dell will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

The common stock of Micron Technology, Inc.
According to publicly available information, Micron Technology, Inc. (“Micron”) and its subsidiaries operate, manufacture and market memory and storage technologies, packaging solutions and semiconductor systems for computing, networking, automotive and mobile products. Information filed by Micron with the SEC can be located by reference to its SEC file number: 001-10658, or its CIK Code: 0000723125. Micron’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MU”.
Historical Information
We obtained the closing prices of the common stock of Micron in the graph below from Bloomberg, without independent verification.
The following graph sets forth daily closing prices of the common stock of Micron for the period from January 1, 2021 to April 29, 2026. The closing price on April 29, 2026 was $518.46. The historical performance of the common stock of Micron should not be taken as an indication of the future performance of the common stock of Micron, and no assurance can be given as to the closing price of the common stock of Micron on any day during the term of the notes. We cannot give you any assurance that the performance of the common stock of Micron will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

The common stock of NVIDIA Corporation
According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.
Historical Information
We obtained the closing prices of the common stock of NVIDIA in the graph below from Bloomberg, without independent verification.
The following graph sets forth daily closing prices of the common stock of NVIDIA for the period from January 1, 2021 to April 29, 2026. The closing price on April 29, 2026 was $209.25. The historical performance of the common stock of NVIDIA should not be taken as an indication of the future performance of the common stock of NVIDIA, and no assurance can be given as to the closing price of the common stock of NVIDIA on any day during the term of the notes. We cannot give you any assurance that the performance of the common stock of NVIDIA will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

The common stock of Palantir Technologies Inc.
According to publicly available information, Palantir Technologies Inc. (“Palantir”) builds software platforms for government and commercial institutions. Information filed by Palantir with the SEC can be located by reference to its SEC file number: 001-39540, or its CIK Code: 0001321655. Palantir’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “PLTR”.
Historical Information
We obtained the closing prices of the common stock of Palantir in the graph below from Bloomberg, without independent verification.
The following graph sets forth daily closing prices of the common stock of Palantir for the period from January 1, 2021 to April 29, 2026. The closing price on April 29, 2026 was $137.97. The historical performance of the common stock of Palantir should not be taken as an indication of the future performance of the common stock of Palantir, and no assurance can be given as to the closing price of the common stock of Palantir on any day during the term of the notes. We cannot give you any assurance that the performance of the common stock of Palantir will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Material U.S. Federal Income Tax Consequences
You should carefully review the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, regarding the material U.S. federal income and certain estate tax consequences of owning and disposing of the notes.
Due to the absence of statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of notes with terms that are substantially the same as the notes, no assurance can be given that the Internal Revenue Service (“IRS”) or a court will agree with the tax treatment described herein. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the notes as CPDI subject to taxation under the “noncontingent bond method.” If your notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield” as determined by us (adjusted for the length of the accrual period), as applied to the adjusted issue price (as defined below) of the notes at the beginning of each accrual period, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the taxable year. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the note, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash and the possibility that your taxable income in any taxable year may differ significantly from the contingent interest payments, if any, you receive in that taxable year.
In general, the comparable yield of a CPDI is equal to the yield as of the issue date of the CPDI at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the original issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the U.S. Department of the Treasury (the “Treasury”). Although it is not clear how the comparable yield should be determined for instruments that may be automatically called before maturity, our determination of the comparable yield is based on the maturity date.
The adjusted issue price of a CPDI at the beginning of each accrual period is generally equal to the issue price of the CPDI plus the amount of OID previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the amount of any noncontingent coupon payment and the projected amounts of any contingent coupon payments previously made on the CPDI (without regard to actual amounts paid). The projected payment schedule remains fixed throughout the term of the CPDI.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent coupon payments, and the projected amount for contingent coupon payments to be made under the CPDI, adjusted to produce the comparable yield.
A U.S. holder of the notes is required to use our projected payment schedule to determine its OID accruals and adjustments unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a note.
If the actual amount of the contingent coupon payments that a U.S. holder receives during a taxable year are different from the amount reflected in the projected payment schedule, then the U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method with respect to such taxable year. Adjustments arising from contingent coupon payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent coupon payments that are less than the assumed amounts are referred to as “negative adjustments”. Positive and negative adjustments are netted for each taxable year with respect to each note. Any net positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued on the note in prior years. The balance, if any, is treated as a negative adjustment on the note in subsequent taxable years and, to the extent that it has not previously been taken into account, reduces the amount realized upon a taxable disposition of the note.
We have determined that the comparable yield for the notes is equal to 4.80% per annum, compounded monthly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

PROJECTED PAYMENT SCHEDULE FOR THE LIFE OF THE INSTRUMENT
Payment Date	Projected Payments (Comparable Yield Adjusted)	Payment Date	Projected Payments (Comparable Yield Adjusted)	Payment Date	Projected Payments (Comparable Yield Adjusted)
6/3/2026	$11.22	2/3/2028	$3.74	10/4/2029	$2.69
7/2/2026	$9.57	3/3/2028	$3.59	11/1/2029	$2.69
8/3/2026	$8.52	4/3/2028	$3.59	12/4/2029	$2.69
9/3/2026	$7.48	5/4/2028	$3.44	1/4/2030	$2.69
10/2/2026	$6.88	6/2/2028	$3.44	2/1/2030	$2.54
11/3/2026	$6.43	7/5/2028	$3.44	3/5/2030	$2.54
12/3/2026	$5.98	8/3/2028	$3.29	4/3/2030	$2.54
1/4/2027	$5.68	9/1/2028	$3.29	5/2/2030	$2.54
2/3/2027	$5.38	10/4/2028	$3.14	6/3/2030	$2.54
3/4/2027	$5.08	11/2/2028	$3.14	7/5/2030	$2.54
4/1/2027	$4.94	12/4/2028	$3.14	8/1/2030	$2.54
5/4/2027	$4.79	1/4/2029	$2.99	9/4/2030	$2.39
6/4/2027	$4.64	2/1/2029	$2.99	10/3/2030	$2.39
7/2/2027	$4.49	3/5/2029	$2.99	11/1/2030	$2.39
8/3/2027	$4.34	4/4/2029	$2.99	12/4/2030	$2.39
9/2/2027	$4.19	5/3/2029	$2.84	1/3/2031	$2.39
10/4/2027	$4.04	6/1/2029	$2.84	2/3/2031	$2.39
11/3/2027	$4.04	7/5/2029	$2.84	3/5/2031	$2.39
12/2/2027	$3.89	8/2/2029	$2.84	4/3/2031	$2.39
1/3/2028	$3.89	9/4/2029	$2.69	5/2/2031	$1,002.24
Based on this comparable yield, if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such note:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to have Accrued from Original Issue Date (per $1,000 Note) as of End of Accrual Period
Original Issue Date through November 4, 2026	$24.25	$24.25
November 4, 2026 through May 4, 2027	$24.84	$49.09
May 4, 2027 through November 4, 2027	$25.44	$74.53
November 4, 2027 through May 4, 2028	$26.06	$100.59
May 4, 2028 through November 4, 2028	$26.69	$127.27
November 4, 2028 through May 4, 2029	$27.34	$154.61
May 4, 2029 through November 4, 2029	$28.00	$182.61

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

November 4, 2029 through May 4, 2030	$28.68	$211.29
May 4, 2030 through November 4, 2030	$29.37	$240.66
November 4, 2030 through Maturity Date	$29.58	$270.25

In general, a U.S. holder’s basis in a CPDI is increased by any OID previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the amount of any noncontingent payment and the projected amounts of any contingent coupon payments previously made on the CPDI (without regard to actual amounts paid). Gain upon a sale, exchange, redemption, retirement or other disposition of the notes generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing CPDIs, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.
A U.S. holder that purchases a note for an amount other than the public offering price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the public offering price of the notes should consult their tax advisor regarding these adjustments.
Investors should consult their tax advisor with respect to the application of the CPDI provisions to the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the notes in the manner described above.
Non-U.S. Holders. If you are a non-U.S. holder, which is a beneficial owner of the notes that is not a U.S. holder (as defined in the accompanying product supplement), subject to Section 871(m) of the Code and Section 897 of the Code (each as discussed below) and FATCA (as discussed below and in the accompanying product supplement), you should generally not be subject to U.S. federal withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Underlying Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to U.S. federal income tax on a net basis, and the gross proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI in light of their individual circumstances, including any other interest they may have in a relevant issuer.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the notes are not “delta-one” with respect to the Underlying Stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we or our agents, including WFS, will not make payments of any additional amounts.
Nevertheless, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Stocks or the notes. If you enter, or have entered, into other transactions in respect of the Underlying Stocks or the notes,

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031 you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
FATCA. As discussed in the accompanying product supplement, FATCA generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. If you are a non-U.S. holder, you should consult your tax advisor regarding the potential application of FATCA to the notes, including the availability of certain refunds or credits. If withholding is required, we (or our agents, including WFS) will not be required to pay additional amounts with respect to the amounts so withheld.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The Notes may be subject to U.S. federal estate tax if an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes holds the notes at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a note upon the initial issuance of the note by the Bank pursuant to this offering document or common shares of the Bank or any of its affiliates on a conversion of a note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, the Bank, any affiliate of the Bank, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of the Bank and each affiliate of the Bank, (iv) is not an entity in respect of which the Bank or any affiliate of the Bank is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the note or common shares of the Bank or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the note or common shares of the Bank or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no note or property acquired on settlement of a note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Canadian Tax Act (the “January 29 Tax Proposals”) that would amend certain provisions of the Canadian Tax Act with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. This overview does not take into account the January 29 Tax Proposals, but otherwise takes into account all other specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of notes and any common shares of the Bank or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a note is redeemed, cancelled, purchased or repurchased by the Bank or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to the Bank or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances, be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031 note to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the note, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the note was issued, does not exceed 4/3 of the interest stipulated to be payable on the note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of the Bank or common shares of an affiliate of the Bank that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of the Bank or common shares of an affiliate of the Bank unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc., the common stock of NVIDIA Corporation and the common stock of Palantir Technologies Inc. due May 1, 2031

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.